Exhibit 99.1

Mersana Therapeutics Announces Second Quarter 2020 Financial Results and Provides
Business Update

-	Presented positive interim expansion cohort data from XMT-1536 Phase 1 study at ASCO demonstrating a 35% objective response rate, including10% complete response rate and 80% disease control rate in ovarian cancer

-	Initiated patient dosing in a Phase 1 dose escalation study of XMT-1592, a NaPi2b-targeted Dolasynthen ADC

-	Raised $240 million in gross proceeds from ATM and public offering; projected to fund current operating plan commitments for more than two years

CAMBRIDGE, Mass., August 7, 2020 -- Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today reported financial results and provided a business update for the second quarter ended June 30, 2020.

“Mersana is in a strong position to deliver on our vision of significantly advancing the ADC field for the benefit of patients in need. In just the first half of 2020, we have demonstrated strong proof of concept with XMT-1536 in ovarian cancer patients who have few options, initiated patient enrollment in the Phase 1 dose escalation study for XMT-1592, progressed our earlier programs into late-stage discovery and strengthened our balance sheet. We are working to rapidly advance XMT-1536 into registration-enabling studies and look forward to presenting a more comprehensive data disclosure around the end of the year as well as providing an incremental interim update on the ovarian cancer patient data at ESMO,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “Additionally, we look forward to disclosing our B7-H4 DolaLock candidate and first STING-agonist ADC candidate from our Immunosynthen platform in the second half of the year.”

Recent Highlights and Updates

Clinical Programs

•	Reported positive interim data from expansion portion of the XMT-1536 Phase 1 study at the American Society of Clinical Oncology (ASCO) 2020 Virtual Scientific Program. In May 2020, the Company reported interim safety, tolerability and efficacy data from the ongoing expansion portion of the Phase 1 study evaluating XMT-1536, its first-in-class ADC candidate targeting NaPi2b, in patients with ovarian cancer and non-small cell lung (NSCLC) adenocarcinoma. These data show a safety profile without severe neutropenia, peripheral neuropathy, or ocular toxicities; promising antitumor activity in ovarian cancer with 2/20 (10%) achieving confirmed complete responses (CRs) and 5/20 (25%) achieving confirmed partial responses (PRs) for an objective response rate (ORR) of 35%; and continued support for a NaPi2b biomarker-based patient selection strategy.

•	Mersana plans to provide a comprehensive data disclosure from the ovarian cancer cohort of the expansion portion of the XMT-1536 Phase 1 study around year-end. The Company now expects to exceed its recruitment goal in ovarian cancer of 40-45 patients and will continue to enroll patients throughout the remainder of 2020. The year-end disclosure will include additional ovarian cancer patients, longer patient follow up as well as the Company’s plans for registration-enabling and lifecycle management studies for XMT-1536.

•	Mersana plans to provide an incremental interim update on the ovarian cancer cohort of the expansion portion of the XMT-1536 Phase 1 study at the upcoming European Society of Medical Oncology (ESMO) Virtual Congress to be held September 19-21, 2020. The Company’s abstract was accepted for an e-poster presentation at the ESMO Virtual Congress 2020 on September 17, 2020. The Company plans to discuss these data during a live conference call and webcast featuring study investigator, Erika Hamilton, MD, Director of the Breast Cancer and Gynecologic Cancer Research Program from the Sarah Cannon Research Institute at Tennessee Oncology on Thursday, September 17, 2020 at 8:00 a.m. ET. The ESMO presentation will include additional follow up from the ovarian cancer patients presented at ASCO as well as an incremental number of patients who entered the study after the ASCO disclosure cutoff of May 1, 2020.

•	NSCLC adenocarcinoma patient cohort from the expansion portion of the XMT-1536 Phase 1 study continues to enroll patients. The Company has efforts ongoing to increase enrollment in the lung cancer expansion cohort including initiating recruitment at international sites that had been put on hold for several months because of COVID-19. The Company will continue to evaluate its progress in enrollment and provide updates on its future quarterly calls which will include the timing of a data disclosure for this expansion cohort.

•	Initiated Phase 1 dose escalation study of XMT-1592, a Dolasynthen ADC targeting NaPi2b. In May 2020, the Company announced the initiation of patient dosing in a Phase 1 dose escalation study evaluating XMT-1592, its Dolasynthen ADC targeting NaPi2b. XMT-1592 is the Company’s first clinical candidate created using its new Dolasynthen ADC platform. In preclinical studies, XMT-1592 has shown four times greater efficacy in a patient-derived lung tumor model in comparison to XMT-1536, the Company’s Dolaflexin ADC that has already shown success when targeted to NaPi2b in the clinic. Upon completion of the dose-escalation portion of the study, the Company will determine the path forward to further assess the safety and activity of XMT-1592 in the expansion portion of the study.

•	Presented preclinical data on XMT-1592 demonstrating excellent activity, tolerability and pharmacokinetics, at the American Association for Cancer Research (AACR) 2020 Virtual Annual Meeting. In June 2020, the Company presented XMT-1592 preclinical data showing improved in vivo activity, pharmacokinetics and clinical pathology relative to its stochastically conjugated ADC counterpart. These data also show that XMT-1592 induced sustained tumor regressions in an NSCLC adenocarcinoma patient-derived xenograft.

Discovery & Platform Progress

•	Presented preclinical data on multiple Immunosynthen STING-agonist ADCs, showing complete tumor regressions after a single dose, excellent tolerability and immune memory, at the AACR 2020 Virtual Annual Meeting. In June 2020, the Company presented data showing target-dependent anti-tumor immune responses in vitro and in vivo after a single, well-tolerated dose, across multiple targets and in multiple preclinical models. These data also show that the Immunosynthen STING-agonist ADCs were more active (over 100-fold increased potency) with significantly lower induction of systemic cytokines when compared to intravenously administered unconjugated (free) agonist, demonstrating its potential to confer an improved therapeutic index. In addition, potent ADC-mediated tumor regression led to durable immunological memory in an immune competent model. Disclosure of the Company’s first Immunosynthen candidate remains on track for the second half of 2020.

•	First-in-class ADC targeting B7-H4 on track for candidate selection in the second half of 2020. B7-H4 is expressed on both tumor cells and immunosuppressive tumor-associated macrophages (TAMs). This provides the potential for both a direct, cytotoxic antitumor effect as well as for additional payload delivery to the tumor microenvironment that can further contribute to immunogenic cell death, dendritic cell activation, and stimulation of an immune response consistent with the features of the Company’s unique DolaLock payload. IND-enabling studies are ongoing, and the Company remains on track to disclose its development candidate and supporting data in the second half of 2020.

Corporate

•	Raised $65.2 million in gross proceeds from ATM facility. In April 2020, Mersana raised gross proceeds of $65.2 million through its At-the-Market (ATM) facility. Following this transaction, Mersana established a new ATM equity offering program which allows it to sell up to $100.0 million. As of June 30, 2020, the Company had not sold any shares under the new ATM.

•	Raised $174.8 million in gross proceeds from public offering. In June 2020, Mersana closed an underwritten registered public offering of 9,200,000 shares of its common stock at the public offering price of $19.00 per share, which included the exercise in full of the underwriters’ option to purchase additional shares of common stock.

Upcoming Events

•	Mersana will participate in a fireside chat at the BTIG Virtual Biotech Conference scheduled for August 11, 2020.
•	Mersana will give a corporate presentation at the Wedbush PacGrow Virtual Healthcare Conference scheduled for August 12, 2020.
•	Mersana will give a corporate presentation at the Baird Healthcare Conference scheduled for September 10, 2020.

Second Quarter 2020 Financial Results

Cash, cash equivalents and marketable securities as of June 30, 2020, were $291.4 million, compared to $99.8 million as of December 31, 2019. Net cash used in operating activities in the second quarter of 2020 was $15.9 million.

In addition, the Company has the option to draw additional funds of up to $15.0 million through the existing debt financing agreement with Silicon Valley Bank. The Company expects that its cash, cash equivalents and marketable securities will enable it to fund its current operating plan commitments for more than two years.

•	Collaboration revenue for the second quarter of 2020 was $0.8 million, compared to $0.2 million for the same period in 2019. The increase in collaboration revenue was primarily a result of the completion of research services associated with a target included in the Merck KGaA agreement.

•	Research and development expenses for the second quarter of 2020 were approximately $15.4 million, compared to $13.8 million for the same period in 2019. The difference was primarily due to an increase in XMT-1536 and XMT-1592 clinical and regulatory expenses, a milestone payment related to the initiation of XMT-1592 patient dosing, XMT-1536 manufacturing, and advancement of companion diagnostics development efforts for the NaPi2b biomarker. The increase was partially offset by a decrease in preclinical development and manufacturing expenses for XMT-1592 and termination of XMT-1522.
•	General and administrative expenses for the second quarter of 2020 were approximately $5.2 million, compared to $4.2 million during the same period in 2019 primarily due to an increase in the valuation of stock-based awards granted to employees, resulting in a higher non-cash stock compensation expense.
•	Net loss for the second quarter of 2020 was $19.8 million, or $0.33 per share, compared to a net loss of $17.1 million, or $0.36 per share, for the same period in 2019. Weighted average common shares outstanding for the quarters ended June 30, 2020 and June 30, 2019, were 60,748,225 and 47,708,085, respectively.

Conference Call Details

Mersana Therapeutics will host a conference call and webcast today at 8:00 a.m. ET to report financial results for the second quarter of 2020 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 1081289. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, XMT-1536, is in the expansion portion of a Phase 1 proof-of-concept clinical study in patients with ovarian cancer and NSCLC adenocarcinoma. XMT-1592, Mersana’s second ADC product candidate targeting NaPi2b-expressing tumors, was created using Mersana’s customizable and homogeneous Dolasynthen platform and is in the dose escalation portion of a Phase 1 proof-of-concept clinical study. The Company’s early stage programs include a B7-H4 targeting ADC, as well as a STING-agonist ADC developed using the Company’s Immunosynthen platform. In addition, multiple partners are using Mersana’s Dolaflexin platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws. These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical trials. Forward-looking statements generally can be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “on track,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “target,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that preclinical testing may not be predictive of the results or success of ongoing or later preclinical or clinical trials, that the development and testing of the Company’s product candidates and new platforms will take longer and/or cost more than planned, and that the identification of new product candidates will take longer than planned, as well as those listed in the Company’s Annual Report on Form 10-K filed on February 28, 2020, with the Securities and Exchange Commission (“SEC”), the Company’s Quarterly Report on Form 10-Q filed on May 8, 2020, with the SEC and subsequent SEC filings. In addition, while we expect that the COVID-19 pandemic might adversely affect the Company’s preclinical and clinical development efforts, business operations and financial results, the extent of the impact on the Company’s operations and the value of and market for the Company’s common stock will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, physical distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$291,378	$99,790
Working capital (1)	272,481	77,256
Total assets	310,517	107,541
Total stockholders' equity	273,564	78,318

(1) The Company defines working capital as current assets less current liabilities. See the Company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Collaboration revenue	$796	$202	$807	$41,237
Operating expenses:
Research and development	15,413	13,766	27,632	28,909
General and administrative	5,171	4,192	10,106	8,635
Total operating expenses	20,584	17,958	37,738	37,544
Other income (expense), net	2	685	219	1,137
Net income (loss)	$(19,786)	$(17,071)	$(36,712)	$4,830
Other comprehensive income (loss):
Unrealized gain on marketable securities	6	11	(23)	19
Comprehensive income (loss)	$(19,780)	$(17,060)	$(36,735)	$4,849
Net income (loss) per share attributable to common stockholders — basic and diluted	$(19,786)	$(17,071)	$(36,712)	$4,830
Net income (loss) per share attributable to common stockholders - basic	$(0.33)	$(0.36)	$(0.68)	$0.12
Net income (loss) per share attributable to common stockholders - diluted	$(0.33)	$(0.36)	$(0.68)	$0.12
Weighted-average number of common shares used in net income (loss) per share attributable to common stockholders — basic	60,748,225	47,708,085	54,368,429	39,051,958
Weighted-average number of common shares used in net income (loss) per share attributable to common stockholders — diluted	60,748,225	47,708,085	54,368,429	40,184,374

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com